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Exhibit 21

Level 3 Communications, Inc.
        Level 3 Finance, LLC
        Eldorado Marketing, Inc.
                Software Spectrum, Inc.
        (i)Structure, Inc.
                Level 3 Communications, LLC
                BTE Equipment, LLC
                Level 3 International, Inc.
                        Level 3 Holdings, B.V.
                                Level 3 Communications Limited (UK)
                Level 3 Holdings, Inc.
                        Level 3 Telecom Holdings, Inc.
                        KCP, Inc.

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  Exhibit 21